Exhibit 17.2

                                   RESIGNATION

TO:   BOARD OF DIRECTORS OF ALPHARX, INC.

The undersigned hereby resigns as a director of AlphaRx Inc. effective upon acceptance of this resignation by the board of directors of AlphaRx Inc.

Dated this 5th day of November, 2003


                                                   /S/ Michael Faye
                                                   ----------------
                                                   Michael Faye